Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND CONSOLIDATED FINANCIAL STATEMENTS

INNOVEX DOWNHOLE SOLUTIONS, INC.

December 31, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Innovex Downhole Solutions, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Innovex Downhole Solutions, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2022.

Houston, Texas
April 2, 2024

Innovex Downhole Solutions, Inc.

Consolidated Balance Sheets

(in thousands, except share and par value amounts)

	December 31,
	2023	2022
Assets
Current assets
Cash and restricted cash	$7,406	$8,416
Accounts receivable, net	118,360	123,750
Inventories, net	141,188	136,655
Prepaid expenses and other current assets	21,318	13,566

Total current assets	288,272	282,387

Noncurrent assets
Property and equipment, net	52,424	46,040
Right of use assets – operating	32,673	23,902
Goodwill	23,932	23,932
Intangibles, net	41,808	49,835
Deferred tax asset, net	14,017	6,711
Equity method investment	20,025	—
Other long-term assets	2,149	3,479

Total noncurrent assets	187,028	153,899

Total assets	$475,300	$436,286

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$32,035	$41,650
Operating lease liabilities	7,358	6,461
Accrued expenses	28,736	24,465
Other current liabilities	670	4,248
Current portion of long-term debt and finance lease obligations	9,824	8,196

Total current liabilities	78,623	85,020

Noncurrent liabilities
Long-term debt and finance lease obligations	40,566	80,923
Operating lease liabilities	27,159	19,002
Other long-term liabilities	31	61

Total noncurrent liabilities	67,756	99,986

Total liabilities	$146,379	$185,006

Commitments and contingencies (Note 16)
Stockholders’ equity
Common stock, $0.01 par value, 20,000,000 shares authorized at December 31, 2023 and 2022, respectively: 15,368,503 shares issued and outstanding at December 31, 2023 and 2022, respectively	$154	$154
Additional paid-in capital	180,788	178,826
Accumulated other comprehensive income	2,071	318
Retained earnings	145,908	71,982

Total stockholders’ equity	$328,921	$251,280

Total liabilities and stockholders’ equity	$475,300	$436,286

The accompanying notes are an integral part of these consolidated financial statements.

Innovex Downhole Solutions, Inc.

Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022	2021
Revenues	$555,539	$467,189	$294,841
Cost of sales, exclusive of depreciation and amortization (Inclusive of $1,738, $565 and $641 related party expense, respectively)	360,368	310,036	207,445
Selling, general and administrative expenses	75,124	62,133	55,584
Depreciation	14,631	12,074	12,418
Amortization	8,028	6,394	5,317

Income from operations	97,388	76,552	14,077
Interest expense	5,506	4,034	2,155
Other expense/(income), net	491	(411)	(1,773)
Equity method earnings	2,975	—	—

Income before income taxes	94,366	72,929	13,695
Income tax expense, net	20,440	9,651	3,842

Net income	73,926	63,278	9,853

Foreign currency translation adjustment	(1,753)	463	(349)

Comprehensive income	$72,173	$63,741	$9,504

Earnings per common share
Basic	$4.81	$4.17	$0.68
Diluted	$4.60	$4.05	$0.68
Weighted average common shares outstanding
Basic	15,368,503	15,175,591	14,589,591
Diluted	16,069,071	15,624,128	14,589,591

The accompanying notes are an integral part of these consolidated financial statements.

Innovex Downhole Solutions, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share amounts)

	Common Stock
	Shares	$ Amount	Additional Paid-in Capital	Retained Earnings/ (Deficit)	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at December 31, 2020	12,472,367	$125	$88,925	$(1,149)	$2,830	$90,731
Issuance of common stock - Rubicon	2,620,303	26	79,919	—	—	79,945
Issuance of common stock - other	9,524	1	200	—	—	201
Repurchase of common stock and options	(13,012)	(1)	(532)	—	—	(533)
Stock based compensation	—	—	703	—	—	703
Foreign currency translation adjustment	—	—	—	—	(349)	(349)
Net income	—	—	—	9,853	—	9,853

Balance at December 31, 2021	15,089,182	151	169,215	8,704	2,481	180,551

Issuance of common stock - Pride	320,820	3	9,997	—	—	10,000
Stock based compensation	—	—	907	—	—	907
Employee stock re-purchase	(41,499)	—	(1,293)	—	—	(1,293)
Foreign currency translation adjustment	—	—	—	—	463	463
Release of cumulative translation adjustment due to entity closure	—	—	—	—	(2,626)	(2,626)
Net income	—	—	—	63,278	—	63,278

Balance at December 31, 2022	15,368,503	154	178,826	71,982	318	251,280

Stock based compensation	—	—	1,962	—	—	1,962
Foreign currency translation adjustment	—	—	—	—	1,753	1,753
Net income	—	—	—	73,926	—	73,926

Balance at December 31, 2023	15,368,503	$154	$180,788	$145,908	$2,071	$328,921

The accompanying notes are an integral part of these consolidated financial statements.

Innovex Downhole Solutions, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities
Net income	$73,926	$63,278	$9,853
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22,659	18,468	17,735
Deferred financing fees amortization	332	312	326
Amortization of operating lease ROU asset	7,400	6,492	—
Stock based compensation	1,962	907	703
Impairment of long-lived assets	266	964	—
(Gains)/loss on sale of property and equipment	107	(771)	1,750
(Gains)/loss on sale of ROU Assets	426	—	—
Deferred tax asset, net	(7,406)	(6,711)	—
Undistributed earnings of equity method investee	(1,675)	—	—
Release of CTA gain	—	(2,626)	—
Changes in operating assets and liabilities, net of amounts related to acquisitions:
Accounts receivable	5,271	(37,565)	(27,105)
Inventories	(4,533)	(44,207)	(13,952)
Prepaid expenses and other current assets	(7,752)	(2,804)	(3,441)
Other long-term assets	1,330	(1,540)	(628)
Accounts payable	(9,615)	2,405	9,566
Accrued expenses and other current liabilities	792	2,523	3,598
Other operating assets and liabilities, net	(7,626)	(4,936)	(430)

Net cash provided by (used in) operating activities	75,864	(5,811)	(2,025)

Cash flows from investing activities
Payments on acquisitions, net of cash acquired	—	(28,914)	(22,200)
Capital Expenditures	(15,487)	(9,575)	(6,443)
Proceeds from sale of property and equipment	1,410	967	6,579
Equity method investment	(18,350)	—	—

Net cash used in investing activities	(32,427)	(37,522)	(22,064)

Cash flows from financing activities
Deferred debt issuance cost	393	(719)	—
Revolving credit facility borrowings	254,500	132,006	76,577
Revolving credit facility payments	(278,300)	(101,506)	(60,077)
Term loan borrowings	—	19,479	—
Term loan payments	(5,400)	(3,250)	(6,117)
Subordinated Note Payments	(11,893)	—	—
Payments on finance leases	(3,865)	(2,432)	—
Common stock and options repurchase net of sales	—	(1,293)	(331)

Net cash provided by (used in) financing activities	(44,565)	42,285	10,052

Effect of exchange rate changes	118	(272)	(145)
Net change in cash and restricted cash	(1,010)	(1,320)	(14,182)
Cash and restricted cash beginning of year	8,416	9,736	23,918

Cash and restricted cash end of year	$7,406	$8,416	$9,736

Supplemental cash flow information:
Cash paid for interest	$5,747	$3,148	$1,638
Cash paid (received) for income taxes	$28,388	$14,980	$(29)

The accompanying notes are an integral part of these consolidated financial statements.

Innovex Downhole Solutions, Inc.

Notes to Consolidated Financial Statements

NOTE 1. SUMMARY OF BUSINESS

Description of Business

Innovex Downhole Solutions, Inc. (“Innovex”, the “Company”, “we”, “us” and “our”) was incorporated as a Delaware corporation on September 15, 2016 and named IC Granite Holdings, Inc. at the time of incorporation. On October 13, 2016 the Company’s name was changed to Innovex Downhole Solutions, Inc. The Company’s corporate office is located in Humble, Texas.

Innovex designs, manufactures, sells and rents a broad suite of well-centric, engineered products to the global oil and natural gas industry. Our products are sold and rented to international oil companies, national oil companies, independent exploration and production companies and multinational service companies. The products we provide have applications across the well lifecycle for both onshore and offshore oil and natural gas wells, including well construction, well completion, and well production and intervention applications.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP” or “GAAP”). The Consolidated Financial Statements include the accounts of our subsidiaries where we have control over operating and financial policies. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates and Assumptions

The preparation of Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amount we report in our Consolidated Financial Statements and accompanying notes. Such estimates include but are not limited to estimated losses on accounts receivables, estimated realizable value on excess and obsolete inventories, estimates of the fair values of the assets and liabilities acquired through business acquisitions, estimates related to the fair value of the reporting unit for purposes of assessing possible goodwill impairment, expected future cash flows from long lived assets to support impairment tests, share based compensation, amounts of deferred taxes and income tax contingencies. Refer to individual accounting policies of each related account below for further details. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates and variances could materially affect our financial condition and results of operations in future periods.

Cash

Cash consists of cash on deposit and cash on hand. The Company considers all highly liquid investments with an original maturity date of less than three months to be cash equivalents. These investments are carried at cost, which approximates fair value. Throughout the year ended December 31, 2023, we maintained cash balances that were in excess of Federal Deposit Insurance Corporation (“FDIC”) insured limits. The majority of our international cash balances are deposited with large international, well capitalized and reputable banks. We closely monitor our international and domestic cash accounts for any default risks, noting none as of December 31, 2023 and 2022, and believe that we are not exposed to any significant credit risk on these amounts. The Company holds restricted cash in accordance with the Second A&R Credit Agreement (as defined herein). The restricted cash balance was $0.3 million and $0.6 million as of December 31, 2023 and 2022, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject us to credit risk are cash, restricted cash and accounts receivable. Substantially all our sales are to customers whose activities are directly or indirectly related to the oil and natural gas industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic or other conditions. We generally extend credit to these customers and, therefore, collectability of receivables is affected by market conditions in the oil and natural gas industry. We perform ongoing credit evaluations as to the financial condition of our customers with respect to accounts receivables. Generally, no collateral is required as a condition of sale. No single customer individually accounted for 10% or more of our consolidated revenue or accounts receivable as of December 31, 2023 or 2022.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are stated at the historical carrying amount net of allowances for credit losses. These receivables are generally uncollateralized, and accounts outstanding longer than the payment terms are considered past due. Due to the short–term nature of our trade accounts receivable, we consider the amortized cost to be the same as the carrying value amount of the receivable, excluding the allowance for credit losses.

We evaluate our global accounts receivable through a continuous process of assessing our portfolio on an individual customer and overall basis. This process consists of a thorough review of historical collection experience, current aging status of the customer accounts and financial condition of our customers. We also consider the economic environment of our customers in evaluating the need for an allowance. Based on our review of these factors, we establish or adjust allowances for specific customers. Past due balances are written-off against allowance for credit losses when the accounts are deemed no longer to be collectible. This process involves judgment and estimation, therefore, our results of operations could be affected by adjustments to the allowance due to actual write-offs that differ from estimated amounts.

The Company’s accounts receivable as of December 31, 2023 and 2022 are as follows:

	December 31,
(in thousands)	2023	2022
Trade accounts receivable	$107,218	$114,440
Unbilled revenue	16,157	12,446
Allowance for credit losses	(5,015)	(3,136)

Accounts receivable, net	$118,360	$123,750

The changes in allowance for credit losses during the years ended December 31, 2023 and 2022 were as follows:

	December 31,
(in thousands)	2023	2022
Balance at January 1	$3,136	$4,962
Provision for credit losses	3,611	1,131
Write-offs charged against allowance	(1,732)	(2,957)

Balance at December 31	$5,015	$3,136

Inventory

Inventory is stated at the lower of cost or net realizable value. The Company determines the costs of all raw materials, work-in-process and finished goods inventories by the average cost method. Cost components of inventories include direct labor, applicable production overhead, and amounts paid to suppliers for materials and products as well as freight costs and, when applicable, duty costs to import the materials and products.

The Company evaluates the realizability of inventory on a product-by-product basis in consideration of historical and anticipated sales demand, technological changes, product life cycle and component cost trends. As a result of the realizability analysis, inventories have been reduced to the lower of cost or net realizable value. If actual circumstances are less favorable than those projected by management in its evaluation of the net realizable value of inventories, additional write-downs may be required.

Property and Equipment

Cost Basis. Property and equipment are stated at acquired cost less accumulated depreciation. The assets and liabilities under finance leases are recorded at the lower of present value of the minimum lease payments or the fair value of the assets. Expenditures for property and equipment and for items which substantially increase the useful lives of existing assets are capitalized at cost and depreciated over their estimated useful life utilizing the straight-line method. Routine expenditures for repairs and maintenance are expensed as incurred.

Depreciation and Amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements and property under finance leases are amortized over the shorter of the remaining lease term or useful life of the related asset. Depreciation expense includes amortization of assets under finance leases. The cost and related accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are recognized in the year of disposal in Other Income in the Consolidated Statements of Operations.

The table below summarizes the estimated general useful lives of assets by category:

Years
Buildings, building improvements and leasehold improvements	Lease term - 30
Manufacturing machinery and equipment	3 - 7
Rental tools	3
Furniture and fixtures	5 - 7
Computer software	3 - 5
Vehicles	3 - 5
Finance leases	Lease term

Leases

The Company adopted Accounting Standards Codification Topic 842 Leases (“ASC 842”) on January 1, 2022, using the modified retrospective method, in 2021 leases are accounted for according to Topic 840. The Company elected the package of practical expedients per ASC 842 upon transition to retain the lease classification and initial direct costs for any leases that existed prior to adoption of the standard. The Company elected the practical expedient of using hindsight in determining lease terms and assessing the impairment of the entity’s right of use assets. The Company also elected the short-term lease accounting policy that allows it to forgo applying the balance sheet recognition requirements to short-term leases. Accordingly, no ROU asset or lease liability is recognized for leases with an initial term of twelve months or less, unless a renewal option is reasonably certain to be exercised, extending the lease beyond a twelve month term. The Company did not elect the non-lease component expedient. The Company tracks non-lease components separately from base rent. These expenses are directly recorded on the Consolidated Statement of Operations and Comprehensive Income instead of being included in Right of use lease assets and lease liability calculations.

At inception of a contract, we determine if the contract contains a lease. When a lease is identified, we recognize a leased asset (i.e., “Right of Use Leases” or “ROU Leases” assets) and a corresponding lease liability based on the present value of the lease payments over the lease term, discounted using the incremental borrowing rate for both operating and finance leases. The incremental borrowing rate is calculated using an industry-specific yield curve adjusted for the Company’s credit rating. Lease payments include fixed and variable lease components derived from usage or market-based indices. Variable lease payments may fluctuate for a variety of reasons including usage, output, insurance or taxes. These variable amounts are expensed as incurred and not included in the lease assets or lease liabilities. Options to extend or terminate a lease are reflected in the lease payments and lease term when it is reasonably certain that we will exercise those options. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the Consolidated Statements of Operations and Comprehensive Income. Finance lease assets are included in Property and equipment, net, and finance lease liabilities are included in Current portion of long-term debt and finance lease obligations, and Long-term debt and finance lease obligations on the Consolidated Balance Sheets. Operating leases are presented as Right of use assets - operating assets and Operating lease liabilities on the Consolidated Balance Sheet. Refer to Note 11. Leases for further details.

Impairment of Long-lived Assets

The Company performs reviews for impairment of long-lived assets, including property and equipment, intangible assets with definite lives and operating lease right of use assets, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Long-lived assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value.

Goodwill

Goodwill represents the excess of purchase price paid by the Company over the fair market value of the net assets acquired. Goodwill is tested for impairment annually as of the year-end balance sheet date, or whenever events or circumstances change indicating that the fair value of a reporting unit with goodwill could be below its carrying amount.

We first assess qualitative factors to determine whether it is more likely than not that the fair value of the Company’s reporting unit is less than its carrying value. If the qualitative assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, a quantitative test is required. If the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge equal to the excess would be recognized up to a maximum amount of goodwill allocated to that reporting unit. For the years ended December 31, 2023, 2022 and 2021 the Company recognized no goodwill impairments.

Intangible Assets

Intangible assets, comprised of trade names, customer relationships, non-compete agreements and patents are amortized using the straight-line method over the assets’ estimated useful lives. The estimated useful lives of amortizable intangible assets are based on an evaluation of the circumstances surrounding each asset. The carrying values of intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may be impaired. The carrying values are compared to the undiscounted anticipated future cash flows related to those assets. If the carrying value of an intangible asset exceeds the future undiscounted cash flow, an impairment charge is recorded in the period in which such review is performed, to the extent that the carrying value exceeds fair value. The Company determined that no impairment indicators existed at December 31, 2023, 2022, and 2021.

Business Combinations

We recognize and measure the assets acquired and liabilities assumed in a business combination based on their estimated fair values at the acquisition date. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired. Certain assumptions and estimates are employed in evaluating the fair value of assets acquired and liabilities assumed. These estimates may be affected by factors such as changing market conditions, technological advances in the oil and natural gas industry or changes in regulations governing that industry. The most significant assumptions requiring judgment involve identifying and estimating the fair value of intangible assets and the associated useful lives for establishing amortization periods. To finalize purchase accounting for significant acquisitions, we utilize the services of independent valuation specialists to assist in the determination of the fair value of acquired intangible assets. Acquisition related costs are expensed as incurred. Refer to Note 3. Acquisitions for further details.

Equity Method Investment

We utilize the equity method to account for investments when we possess the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. The ability to exercise significant influence is presumed when the investor possesses 20% or greater of the voting interests of the investee. This presumption may be overcome based on specific facts and circumstances that demonstrate that the ability to exercise significant influence is restricted. We apply the equity method to investments in common stock and other investments when such investments possess substantially identical subordinated interests to common stock.

In applying the equity method, we record the investment at cost and subsequently increase or decrease the carrying amount of the investment by our proportionate share of the net earnings or losses and other comprehensive income of the investee. We record dividends or other equity distributions as reductions in the carrying value of the investment. We classify distributions received from equity method investees using the cumulative earnings approach in our Consolidated Statements of Cash Flows. Under the cumulative earnings approach, distributions received from the unconsolidated entity are presumed to be a return on the investment unless the distributions received by the investor, less distributions received in prior periods that were deemed to be returns of investment, exceed cumulative equity in earnings recognized by the investor. In 2023, all distributions received were deemed returns on investment and were therefore classified as Cash flows from operating activities. Refer to Note 3. Acquisitions for additional information about our equity method investment.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. An established hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used, when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. The valuation hierarchy contains three levels:

Level 1:	Inputs are unadjusted quoted market prices for identical assets or liabilities in active markets.

Level 2:	Inputs are based on quoted prices for similar instruments in active markets, quoted prices for similar or identical instruments in inactive markets and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3:	One or more significant inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models and similar valuation techniques.

The carrying amounts we have reported for financial instruments, including Cash and restricted cash, Accounts receivables, Accounts payable and short-term debts, approximate their fair values due to the short maturity of those instruments, and are considered Level 1. Short-term and long-term debts are recorded at carrying value, which approximates the fair value due to a variable interest rate and the Company’s ability to repay at any time.

The Company accounts for all share-based payments to employees, including grants of employee stock options and restricted stock units, based upon their fair values at grant date or the date of later modification over the requisite service period, and these fair value determinations are considered Level 3.

Revenue Recognition

Product and Service Revenue. The Company recognizes revenue under Accounting Standards Codification Topic 606 (“ASC 606”) when customers obtain control of promised goods or services. The revenue recognized is the amount of consideration which we expect to receive in exchange for those goods or services. Our contracts with customers generally contain only one performance obligation for the related product or service ordered. The transaction price is determined using a fixed unit price as specified in the sales contract times the quantity of products or services sold. The transaction price for service arrangements is determined based on hours incurred multiplied by contractually agreed upon rates. In addition, to determine the transaction price at the time when revenue is recognized, we evaluate whether the price is subject to adjustments, such as for discounts or volume rebates, which are stated in the customer contract, to determine the net consideration to which we expect to be entitled. Taxes collected on sales to customers are excluded from the transaction price.

Revenue from product sales is recognized at the point in time when control transfers to the customer. The point in time in which control transfers to the customer is dependent on the associated terms and conditions within our contractual arrangements; typically, the performance obligations are satisfied upon shipment, and this is when control transfers to the customer. The Company has elected to treat shipping and handling costs as fulfilment costs (i.e., not a promised good or service). As such, shipping and handling costs are expensed in the period incurred and included in Selling, general and administration expenses in our Consolidated Statements of Operations and Comprehensive Income.

Revenue from services is recognized as hours are incurred. Services are completed in a short period of time, usually one day or up to one week. The Company recognizes revenue as the services are performed over time. The Company’s payment terms generally range from 30 to 60 days; as such, there is no significant financing component associated with the contract.

Rental Revenue. The Company supplies rental equipment to customers through operating leases on a short-term basis, with most equipment on customer site for 30 days or less and there are no variable payment terms. Customers are required to return assets in the same condition as received, otherwise additional charges will be applied. The Company’s contracts convey the right to control the use of the identified equipment for a period of time in exchange for consideration; as such, these contracts are considered leases according to ASC 842. Rental revenue is accounted for under the lease guidance according to ASC 842 and recognized ratably over the term of the lease. Customers have the option to extend rental equipment leases for short-term periods and lease contracts do not contain purchase options. Customers take possession of rental equipment as it is needed for specific use, while lease extensions are available to the customer, it is not reasonably certain the options to exercise renewals will be utilized. As such, no assumed lease renewals are included in lease term assessments. No other significant judgments or assumptions were made to determine whether a contract contains a lease. Refer to Note 4. Revenues for information regarding the Company’s revenue.

Contingencies

In the ordinary course of business, we are subject to various claims, lawsuits and complaints. We vigorously defend ourselves and prosecute these matters as appropriate. We, in consultation with external legal advisors, will provide for a contingent loss in the Consolidated Financial Statements if, at the date of the Consolidated Financial Statements, it is probable that a liability has been incurred and the amount can be reasonably estimated. Based on a consideration of all relevant facts and circumstances, we do not believe that the ultimate outcome of any currently pending lawsuit against us will have a material adverse effect upon our operations, financial condition or Consolidated Financial Statements. Legal costs are expensed as incurred.

Income Taxes

Deferred taxes are recorded using the asset and liability method, whereby tax assets and liabilities are determined based on the differences between the carrying amount and tax basis of assets and liabilities using enacted tax laws and rates expected to apply to taxable income in the year in which the differences are expected to reverse. We regularly evaluate the valuation allowances established for deferred tax assets for which future realization is uncertain. In assessing the realizability of deferred tax assets, we consider both positive and negative evidence, including scheduled reversals of deferred tax assets and liabilities, projected future taxable income, tax planning strategies and results of recent operations. If, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized, a valuation allowance is recorded.

Innovex is a corporation and is subject to U.S. federal as well as state income tax. Additionally, our operations in foreign jurisdictions are subject to local country income taxes. The Company’s policy is to recognize interest and penalties on uncertain tax positions within the provision for income taxes in income tax expense. Refer to Note 12. Income Taxes for additional information regarding income taxes.

Among the base broadening provisions of the U.S. Tax Cuts and Jobs Act of 2017 (the “TCJA”) are the Global Intangible Low-Tax Income (“GILTI”) provisions. In accordance with the guidance issued by the Financial Accounting Standards Board (“FASB”) staff, the Company has adopted an accounting policy to treat any GILTI inclusions as a period cost when incurred. Thus, for the years ended December 31, 2023, 2022 and 2021, deferred taxes were computed without consideration of the possible future impact of the GILTI provisions, and any current year impact was recorded as part of the current portion of income tax expense.

Equity-Based Compensation

The Company accounts for equity-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). Equity instruments are measured at fair value on the grant date consistent with the terms of the award. We use an option pricing model to determine the fair value of stock options on the grant date. The Company has elected to account for forfeitures as they occur. The compensation expense is recorded in Selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income. Refer to Note 14. Stock based compensation for additional discussion.

Foreign Currency Transactions

Transactions included in the financial information of each of the Company’s subsidiaries are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”) and then translated to the U.S. dollar (“the reporting currency”) as follows:

•	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

•	income and expenses for each income statement are translated at the average exchange rates occurring during the year-to-date period;

•	the effect of exchange rate changes on cash are reported in each cash flow statement presented; and

•	all resulting exchange differences are recognized as a separate component within Accumulated Other Comprehensive Income (foreign currency translation adjustments).

Research and Development Costs

Research and development costs, including the development costs of new products to be marketed by the Company, are expensed as incurred and included in Selling, general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Income. Research and development costs were approximately $3.0 million, $2.5 million and $2.3 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Stockholders’ Equity

All capital issuances and designations require approval by our Board of Directors. Stockholders are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. As of December 31, 2023 and 2022, there were 15,368,503 shares issued and outstanding. In the event of a liquidation, after payment or provision for payment of all debts and liabilities of the Company, the stockholders are entitled to share ratably in the remaining assets of the Company available for distribution.

Segment Information

The Company operates in one reportable segment as our chief operating decision maker assesses performance and allocates resources based on financial information presented at a consolidated level.

Recent Accounting Pronouncements

Reference Rate Reform (Topic 848). In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In January 2021, FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which refines the scope of ASC 848 and clarifies some of its guidance as part of the FASB’s monitoring of global reference rate reform. This guidance permits entities to elect certain optional expedients and exceptions when accounting for contract modifications for receivables, debt and leases related to reference rate reform as well as derivative contracts and certain hedging relationships affected by reference rate reform activities under way in global financial markets. ASU 2020-04 is effective for all entities for annual periods beginning after December 15, 2020 through December 31, 2024, at which time transition is expected to be complete.

The Company did not elect any of the related expedients for debt modification. The Company accounted for the amendments to the debt agreement in accordance with debt modification guidance under Accounting Standards Codification 470, Debt (“ASC 470”). The Company will continue to assess the application of the expedients under ASC 848 for future debt amendments.

Credit Losses (Topic 326). In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments in ASU 2016-13 replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information. ASU 2016-13 is effective for U.S. Securities and Exchange Commission filers, excluding smaller reporting companies, for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The guidance is effective for all other entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted ASU No. 2016-13 on January 1, 2023, with no material impact on these Condensed Consolidated Financial Statements.

Segment Reporting (Topic 280). In November 2023, the FASB issued ASU 2023-07, Segment Reporting—Improvements to Reportable Segment Disclosures (Topic 280): Measurement of Credit Losses on Financial Instruments. The amendments in this update require a public entity to report, for each reportable segment, a measure of the segment’s profit or loss that its chief operating decision maker (CODM) uses to assess segment performance and make decisions about resource allocation. Although information about a segment’s revenue and measure of profit or loss is disclosed in an entity’s financial statements under the current requirements, there generally is limited information disclosed about a segment’s expenses and, therefore, investors supported enhanced expense disclosures. Accordingly, the ASU requires public entities to provide investors with additional, more detailed information about a reportable segment’s expenses and is intended to improve the disclosures about a public entity’s reportable segments. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. A public entity should apply the amendments in this ASU 2023-07 retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The company is currently assessing the impact of ASU 2023-07 on its disclosures.

Income Tax Disclosures (ASC 740). In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09 which updated accounting guidance related to income tax disclosures. The updated accounting guidance, among other things, requires additional disclosures primarily related to the tax rate reconciliation and income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The company is currently assessing the impact of ASU 2023-09 on its disclosures.

NOTE 3. ACQUISITIONS

The Company consummated the following acquisitions for the years ended December 31, 2023 and 2022.

Downhole Well Solutions, LLC (“DWS”) Acquisition. On May 1, 2023, the Company acquired a 20% equity interest in DWS, via purchasing preferred stock units of DWS, for the purchase price of $17.6 million in cash consideration. Transaction costs recognized in connection with the acquisition were $0.7 million and were capitalized as part of the equity investment. DWS sells drilling equipment and related technology which is complimentary to the Company’s existing product lines. The Company obtained significant influence over DWS through a 20% ownership and one board seat out of three total board seats of representation on the board of directors of DWS. The acquisition was accounted as an equity method investment under Accounting Standards Codification (“ASC”) 323, Investments- Equity Method and Joint Ventures. The cost of the investment is $15.0 million more than the acquired underlying equity in DWS net assets. The difference is attributable to intangible assets of $13.0 million and equity method goodwill of $2.0 million. The difference pertaining to intangible assets will be amortized to Equity method earnings over the remaining useful life of the related asset. For the year ended December 31, 2023, we recorded our proportionate share of DWS’s net income of $3.9 million, adjusted for $1.0 million amortization attributed to intangible assets. DWS distributed $1.3 million of dividends to the Company as of December 31, 2023, which was recorded as a reduction of the carrying value of the equity investment.

Pride Energy Services, LLC (“Pride”) Acquisition. On August 23, 2022, the Company acquired Pride by purchasing all of Pride’s outstanding voting stock. Pride is a leading provider of spooling services and artificial lift logistics in the Permian and Delaware Basins of Texas and New Mexico, the Bakken in North Dakota, and the North Slope of Alaska, expanding the Company’s offering with complimentary services. The acquisition was accounted for as a business combination under ASC 805, Business Combinations (“ASC 805”), with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the acquisition date. The Company issued 320,820 shares of Common Stock and paid $30.0 million in cash as consideration for the acquisition of Pride stock. Transaction costs recognized in connection with the acquisition were immaterial. Goodwill is primarily attributable to the anticipated synergies expected from the integration of Pride. All Pride goodwill is deductible for tax purposes.

The Company has finalized the allocation of the purchase price to the individual assets acquired and liabilities assumed. The allocation of the purchase price is based on the best estimate of management. To assist management in the allocation, the Company engaged valuation specialists to prepare appraisals. The total purchase price was allocated to net tangible and intangible assets based on their fair values established as of August 23, 2022, as set forth below:

(in thousands)	August 23, 2022
Consideration
Fair value of equity consideration	$10,000
Cash	29,973

Total consideration	39,973

Net assets acquired
Cash	1,059
Accounts Receivable	5,689
Inventory	155
Other current assets	104
Property and equipment	6,851
Intangibles	20,300
Goodwill	7,258
Right of use assets – finance	771
Right of use assets – operating	1,046
Other Long-term assets	24
Accounts payable	(911)
Other current liabilities	(749)
Finance lease liabilities	(495)
Operating lease liability	(1,129)

Fair value of net assets acquired	$39,973

The table below represents the detail of the intangible assets acquired and the respective amortization periods.

Intangible Type	Amortization Period	Value
Customer relationships	7 Years	$18,000
Trade name	10 Years	2,300

Total intangibles acquired		$20,300

Rubicon Oilfield International, LLC (“Rubicon”) Acquisition. On March 10, 2021, the Company acquired Rubicon by purchasing all of Rubicon’s outstanding stock. Rubicon provides products, technologies and technical services for companies in the oil and natural gas industry. The acquisition is considered a business combination under ASC 805, with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the acquisition date. The Company issued 2,620,303 shares of Common Stock and paid $25.9 million in cash as consideration for the acquisition of Rubicon stock, with an acquisition date fair value of $105.8 million. The total purchase price was allocated to the Company’s acquired net tangible and intangible assets based on their fair values established as of March 10, 2021. The excess of the consideration transferred over the fair value of the net assets acquired was recorded as goodwill of $15.6 million. Goodwill is primarily attributable to economies of scale expected from the integration of Rubicon; substantially all the Rubicon goodwill is not deductible for tax purposes. The Company incurred transaction costs in connection with the acquisition in the amount of $4.8 million, which have been expensed as incurred and recognized in Selling, general, and administrative expenses in the Consolidated Statement of Operations and Comprehensive Income as of the acquisition date.

Applied Oil Tools, LLC (“AOT”) Acquisition. On August 23, 2021, the Company acquired the assets of AOT for cash consideration of $3.7 million. AOT manufactures tools for the oil and natural gas industry. Its product line is considered complementary to the product line acquired through the Rubicon acquisition, and the acquisition included key employees. Under the acquisition method of accounting, the Company was treated as the acquirer, and AOT was treated as the acquired company for financial reporting purposes. The acquisition was recorded as a business combination under ASC 805 with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the acquisition date. Transaction costs recognized in connection with the acquisition were immaterial. Goodwill is primarily attributable to the anticipated synergies from the integration of AOT; substantially all AOT goodwill is deductible for tax purposes. The total purchase price was allocated to the Company’s acquired net tangible and intangible assets based on their fair values established as of August 23, 2021.

Refer to Note 7. Intangible Assets and Goodwill for further discussion of accounting treatment for goodwill and other intangible assets recognized from these acquisitions.

Pro Forma Results (Unaudited). The following unaudited supplemental pro forma financial information presents the Company’s results as though the Pride and Rubicon acquisitions had occurred on January 1, 2021.

	Year Ended December 31,
(in thousands)	2022	2021
Revenues	$486,226	$325,116
Net income (loss)	$63,491	$(8,258)

Pro forma net income has been adjusted to reflect additional amortization expense from the acquired intangibles, elimination of historical interest expense associated with the historical indebtedness of the acquired entities, additional interest expense related to debt that would have been incurred if the borrowing to finance the purchase price for the acquisitions had occurred on January 1, 2021, non-recurring costs incurred related to the purchase transactions, and the tax-related effects as though the acquisitions had occurred on January 1, 2021. It was deemed impracticable to present revenues and earnings since the date of the acquisitions of these acquired entities in the Consolidated Statements of Operations and Comprehensive Income for the twelve months ended December 31, 2023, 2022 and 2021, as upon the acquisition dates, both acquired entities were integrated into the Company’s business operations and financial systems, and therefore are not separately identifiable.

The unaudited supplemental pro forma financial information does not include any incremental cost savings that may result from the integration. The unaudited supplemental pro forma financial information is for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s results actually would have been had the acquisitions been completed as of the beginning of the periods as indicated. In addition, the unaudited pro forma information does not purport to project the future results of the combined company.

NOTE 4. REVENUE

Revenue is recognized as, or when, the performance obligations are satisfied by transferring control of a service or product to the customer. The Company generates revenue primarily from three revenue streams: (i) product revenues, (ii) service revenues; and (iii) rental revenues. We sell or rent our products and provide services primarily in onshore U.S. and Canadian markets (“NAM”) and in international and offshore markets (“International and Offshore”). We attribute rental and service revenue to the country in which the rental or service was performed, while we attribute product sales revenue to the country to which the product was shipped. The Company has elected the practical expedient to expense commissions since the amortization period associated with the asset that would have been recognized for each order is one year or less. Rental revenue, as presented in the table below, is accounted for under the lease guidance according to ASC 842 and recognized ratably over the term of the lease.

From time to time, we may enter into contracts that contain multiple performance obligations, such as work orders containing a combination of product sales, equipment rentals and contract labor services. For these arrangements, we allocate the transaction price to each performance obligation identified in the contract based on relative standalone selling prices and recognize the related revenue as control of each individual product or service is transferred to the customer, in satisfaction of the corresponding performance obligations.

The following table presents our revenues disaggregated by category and by geography:

	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31, 2021
(in thousands)	NAM	INTL & Offshore	Total	NAM	INTL & Offshore	Total	NAM	INTL & Offshore	Total
Product revenues	$297,176	$163,626	$460,802	$285,722	$116,297	$402,019	$182,167	$73,302	$255,469
Service revenues	58,100	5,291	63,391	31,653	1,866	33,519	17,117	1,850	18,967
Rental revenues	10,839	20,507	31,346	12,372	19,279	31,651	7,800	12,605	20,405

Total revenues	$366,115	$189,424	$555,539	$329,747	$137,442	$467,189	$207,084	$87,757	$294,841

NOTE 5. INVENTORY

Inventories, net of reserves of $21.8 million and $22.6 million in 2023 and 2022, respectively, is as follows:

	Year Ended December 31,
(in thousands)	2023	2022
Raw materials	$4,329	$1,204
Work in progress	4,368	3,904
Finished goods	132,491	131,547

Total Inventory, Net	$141,188	$136,655

NOTE 6. PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31, 2023 and 2022 is as follows:

	Year Ended December 31,
(in thousands)	2023	2022
Land	$1,832	$1,889
Buildings, building improvements and leasehold improvements	19,481	15,321
Manufacturing machinery and equipment	35,669	33,706
Rental tools	24,444	24,290
Furniture and fixtures	723	764
Computer software	930	819
Vehicles	13,451	13,890
Right of use leases – finance	16,588	10,847
Total Property and equipment	113,118	101,526

Accumulated depreciation and amortization	(60,694)	(55,486)

Net Property and equipment	$52,424	$46,040

The amortization expense for the right of use finance lease assets is $4.1 million, $2.1 million and zero for the year ended December 31, 2023, 2022 and 2021, respectively. Refer to Note 11. Leases for further details.

In 2022, the Company abandoned a building and determined the carrying value of the building was not recoverable and exceeded its fair value. The Company measured the impairment loss by comparing the book value with the current third-party quoted market price, resulting in $1.0 million impairment loss for the year ended December 31, 2022, in Selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income. In 2023, the company received an updated third-party quoted market price for the abandoned building, resulting in an additional $0.3 million impairment loss for the year ended December 31, 2023. Fair value measurement of the building is considered Level 1, as a market pricing for this asset was obtained. For the year ended December 31, 2021, no impairment loss was recorded.

NOTE 7. INTANGIBLE ASSETS AND GOODWILL

Intangible Assets. A summary of intangible assets as of December 31, 2023 and 2022 is as follows.

	December 31, 2023
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$78,166	$(38,511)	$39,655
Non-compete agreements	500	(321)	179
Trade names	10,980	(9,006)	1,974
Technology, Patents, and Other	26,133	(26,133)	—

Total	$115,779	$(73,971)	$41,808

	December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$78,166	$(30,785)	$47,381
Non-compete agreements	500	(250)	250
Trade names	10,980	(8,776)	2,204
Technology, Patents, and Other	27,512	(27,512)	—

Total	$117,158	$(67,323)	$49,835

Amortization expense on intangible assets for the years ended December 31, 2023, 2022 and 2021 was $8.0 million, $6.6 million and $5.3 million, respectively.

See below for estimated future amortization expenses:

Year	(in thousands)
2024	$8,028
2025	8,028
2026	6,552
2027	4,983
2028	4,983

Thereafter	$9,234

The weighted-average amortization period for intangible assets subject to amortization was 3.7 years and 3.9 years as of December 31, 2023 and 2022, respectively. The average remaining useful life period is three years for customer relationships, two years for non-compete agreements, and five years for trade names and zero years for technology, patents and other as of December 31, 2023.

Impairment. We analyzed definite lived intangible assets for impairment as of December 31, 2023, 2022 and 2021, in accordance with Accounting Standards Codification 360 Property, Plant, and Equipment, noting no impairment indicators were present. We analyzed goodwill for impairment as of December 31, 2023, 2022 and 2021, in accordance with Accounting Standards Codification 350 Intangibles—Goodwill and Other, noting no impairment indicators were present. For our annual goodwill impairment test as of December 31, 2023, 2022 and 2021, we performed a qualitative assessment to determine if it was more likely than not (that is, a likelihood of more than 50 percent) that the fair value of our reporting unit was less than its carrying value as of the test date. We evaluated events and circumstances since the date of our last quantitative or qualitative assessment, including macroeconomic conditions, industry and market conditions, and our overall financial performance, and it was determined that the reporting unit fair value was, more likely than not, greater than the carrying amount. Therefore, no impairment charges were recorded related to goodwill for the years ended December 31, 2023, 2022 and 2021. We will continue to evaluate our goodwill and definite lived assets for potential triggering events as conditions warrant.

The following table presents a roll-forward of goodwill for the years ended December 31, 2023, 2022 and 2021:

(in thousands)	Goodwill, Gross	Accumulated Impairment	Goodwill, Net
Balance at December 31, 2021	$87,178	$(70,504)	$16,674

Additions	7,258	—	7,258

Balance at December 31, 2022	$94,436	$(70,504)	$23,932

Additions	—	—	—

Balance at December 31, 2023	$94,436	$(70,504)	$23,932

NOTE 8. PREPAIDS AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following as of December 31, 2023 and 2022:

(in thousands)	Year Ended December 31,
	2023	2022
Prepaid expenses	$3,065	$3,071
Current deposits	9,521	5,158
Tax receivables	3,781	2,484
Other current assets	4,951	2,853

Total	$21,318	$13,566

NOTE 9. DEBT

Current and long-term debt obligations consisted of the following as of December 31, 2023 and 2022:

(in thousands)	December 31,
	2023	2022
Current portion of long-term debt and finance lease obligations:
Term loan	$5,000	$5,000
Finance lease obligations	4,824	3,196

Total current portion of long-term debt and finance lease obligations	9,824	8,196

Long-term debt and finance lease obligations:
Term loan	12,711	18,111
Revolving credit facility	23,200	47,000
Subordinated notes	—	11,893
Finance lease obligations	5,319	4,522

Total long-term debt and finance lease obligations	41,230	81,526
Less: debt issuance costs, net	(664)	(603)

Total long-term portion of debt and finance lease obligations, net	40,566	80,923

Total debt and finance lease obligations, net	$50,390	$89,119

Term Loan and Revolving Credit Facility

The Company’s Second Amended and Restated Revolving Credit, Term Loan, Guaranty and Security Agreement (as amended, the “Second A&R Credit Agreement”) dated June 10, 2022, governs separate debt facilities referred to as the Term Loan and the Revolving Credit Facility. The Second A&R Credit Agreement also includes additional borrowing capacities, including swing loans and letters of credit, which the Company has not utilized. The original Amended and Restated Revolving Credit Facility, Term Loan and Guaranty and Security Agreement (as amended prior to the Second A&R Credit Agreement, the “A&R Credit Agreement”) was dated June 10, 2019. The Second A&R Credit Agreement defines the Company as the borrower and PNC Bank, National Association (“PNC”) as the agent. The Term Loan and the Revolving Credit Facility are secured by substantially all of the assets of the Company and certain of its subsidiaries, subject to certain customary exclusions.

Debt Modifications. In November 2020, the Company entered into the Fourth Amendment to the A&R Credit Agreement (the “Fourth Amendment”), which became effective upon the closing of the Rubicon acquisition in March 2021, refer to Note 3. Acquisitions. The Fourth Amendment included lender approval for the Rubicon acquisition as well as modifications to require quarterly principal payments on the Term Loan of $1.0 million on the first day of each quarter, commencing December 31, 2021, followed by a final payment of all unpaid principal and accrued and unpaid interest on the then-maturity date of June 10, 2022. As of December 31, 2021, the A&R Credit Agreement was composed of a $90.0 million Revolving Credit Facility, $20.0 million uncommitted accordion feature on the Revolving Credit Facility and $20.0 million Term Loan.

The Second A&R Credit Agreement includes modifications to the definition of EBITDA and the applicable interest rate and an extension of the maturity date to June 10, 2026. The Second A&R Credit Agreement was composed of a $90.0 million Revolving Credit Facility, $20.0 million uncommitted accordion feature on the Revolving Credit Facility and $24.4 million Term Loan. The Second A&R Credit Agreement requires the Company to make quarterly principal payments on the Term Loan of $1.25 million on the first day of each quarter, commencing October 1, 2022, followed by a final payment of all unpaid principal and accrued and unpaid interest on the maturity date.

In November 2022, the Company entered into the First Amendment to the Second A&R Credit Agreement (the “First Amendment”), which includes approval for the Pride acquisition in August of 2022. No other modifications were included in the First Amendment.

In April 2023, the Company entered into the Second Amendment to the Second A&R Credit Agreement (the “Second Amendment”), which includes approval for the DWS acquisition in May of 2023. Refer to Note 3. Acquisitions for discussion of the Pride and DWS acquisitions. The Second Amendment included increased borrowing availability of the Revolving Credit Facility to $110.0 million, increased borrowing availability of the Term Loan to $25.0 million, and a requirement for the Company to maintain $15.0 million of Revolving Credit Facility availability at closing of the DWS transaction.

In December 2023, the Company entered into the Third Amendment to the Second A&R Credit Agreement (the “Third Amendment”), in which the lenders consented and agreed to the repayment in full of the Subordinated Notes prior to the maturity date. As of December 31, 2023, borrowing capacity available on the Revolving Credit Facility was $85.5 million.

We performed a debt modification analysis in accordance with ASC 470 and concluded that the modifications align with modification accounting. There is no gain or loss resulting from the Second A&R Credit Agreement. We were in compliance with our debt covenants at December 31, 2023 and 2022.

Interest Expense. Interest expense for the A&R Agreement and the Second A&R Credit Agreement is calculated based on fixed and floating rate components, displayed below:

Agreement Version:	A&R Credit Agreement (2021)	Second A&R Credit Agreement
Credit Facility	LIBOR* + 3.00%	SOFR** + 1.75%
Term Loan	LIBOR*+3.25%	SOFR** + 2.00%

(Note: *London Interbank Offered Rate; ** Secured Overnight Financing Rate.)

For the years ended December 31, 2023, 2022 and 2021, the Company’s effective interest rate on the term loan was approximately 7.61%, 4.79% and 5.59%, respectively, and the effective interest rate on the revolving line of credit was approximately 9.56%, 7.28% and 5.76%, respectively. The Company has no capitalized interest for the years ended December 31, 2023, 2022 and 2021.

Subordinated Debt

On June 10, 2019, in conjunction with multiple acquisitions, the Company issued subordinated notes totaling approximately $11.9 million (collectively, the “Subordinated Notes”) payable to the sellers as part of the consideration paid by the Company for the acquired assets. In connection with the December 2023 Third Amendment to the Credit Agreement, the lenders consented and agreed to the repayment in full of the Subordinated Notes prior to the maturity date notwithstanding anything to the contrary in the Subordination Agreements, and each such Subordinated Note was repaid in full in December 2023.

Maturities of Debt

Future contractual maturities of long-term debt, excluding finance leases, are as follows:

(in thousands)
2024	$5,000
2025	5,000
2026	30,911
2027	—
2028	—

Total	$40,911

NOTE 10. ACCRUED EXPENSES

A summary of other accrued liabilities as of December 31, 2023 and 2022 is as follows:

	December 31,
(in thousands)	2023	2022
Payroll and other compensation expenses	$17,748	$15,315
Property, sales and other non-income related taxes	5,772	5,103
Accrued commission	759	914
Income taxes	1,982	165
Accrued interest	380	619
Other accrued liabilities	2,095	2,349

Total	$28,736	$24,465

NOTE 11. LEASES

On January 1, 2022, the Company adopted ASC 842 using the modified retrospective transition method. Results for the reporting period beginning January 1, 2022 are presented under ASC 842, while prior period amounts were not adjusted and continue to be reported in accordance with our historical accounting under ASC 840.

The Company leases vehicles, office space, and manufacturing equipment under operating and finance leases expiring in various years. In addition, the Company has generated sublease income for when the Company acts as lessor. Total lease expense was $14.9 million and $10.6 million for the years ended December 31, 2023, and 2022, respectively.

Financial and other supplemental information related to our operating and finance leases is as follows:

	For The Twelve Months Ended December 31,
(in thousands)	2023	2022
Finance lease – amortization of right of use assets	$4,116	$2,110
Finance lease – interest on lease liabilities	453	170
Operating lease cost	9,003	7,333
Variable lease cost	1,781	1,778
Short-term lease cost	100	52
Sublease income	(529)	(874)

Total	$14,924	$10,569

	2023	2022
Weighted average remaining lease term:
Operating leases	6.27 years	5.13 years
Finance leases	2.24 years	2.50 years
Weighted average discount rate:
Operating leases	5.27%	3.46%
Finance leases	6.20%	5.04%

	For The Twelve Months Ended December 31,
(in thousands)	2023	2022
Lease obligations obtained in exchange for lease assets
Operating leases	$13,138	$6,431
Finance leases	6,369	6,003
Cash payments on leases
Operating leases	$8,251	$8,088
Finance leases	4,278	2,432

Future minimum non-cancelable operating and finance leases mature as follows:

	Leases
(in thousands)	Finance	Operating	Total
2024	$5,302	$8,850	$14,152
2025	3,960	6,903	10,863
2026	1,584	5,809	7,393
2027	26	4,872	4,898
2028	1	3,768	3,769
Thereafter	—	11,159	11,159

Subtotal	10,873	41,361	52,234
Less: amounts representing interest*	(730)	(6,844)	(7,574)

Present value of payments	$10,143	$34,517	$44,660

*	Interest rates range from 0.86% - 7.79%

The Company acts as a lessor where it leases Rental tools to customers on a short-term basis. Rental tools are included within Property and equipment, net on the Consolidated Balance Sheets. Refer to Note 6. Property and Equipment for additional details. We recognize revenue from rental payments. Refer to Note 2. Summary of Significant Accounting Policies and Note 4. Revenue for additional details.

NOTE 12. INCOME TAXES

The components of income (loss) before income taxes are as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021
U.S. Federal	$93,357	$65,899	$15,936
Foreign	1,009	7,030	(2,241)

Income (loss) before taxes	$94,366	$72,929	$13,695

The components of income tax expense (benefit) are as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021
Current tax expense
U.S. Federal	$25,975	$13,730	$1,768
Foreign	1,871	2,632	2,074

Total current	$27,846	$16,362	$3,842
Deferred tax expense (benefit)
U.S Federal	$(7,941)	$(6,711)	$—
Foreign	535	—	—

Total deferred	(7,406)	(6,711)	—

Total income taxes	$20,440	$9,651	$3,842

The reconciliation of income tax expense (benefit) computed using the US statutory income tax rate of 21% to the actual income tax expense and resulting effective tax rate is as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021
U.S. statutory income tax rate	$19,817	$15,295	$2,876
Increase (decrease) in income taxes resulting from:
Nondeductible expenses	258	160	109
Global intangible low-taxed income (GILTI) and foreign derived intangible income	(1,420)	(109)	1,040
Dividends received deduction	(1,570)	(2,115)	—
Research & development credit	(407)	(329)	(426)
Valuation allowance	(1,495)	(8,459)	(1,980)
State taxes	2,650	1,458	1,513
Prior year true up	853	1,690	482
Foreign rate differential	1,990	1,198	(329)
Foreign withholding tax	(236)	816	704
Other	—	46	(147)

Effective income tax expense	20,440	9,651	3,842

Effective income tax rate	21.7%	13.2%	28.1%

We recorded a tax expense of $20.4 million, $9.7 million and $3.8 million for the years ended December 31, 2023, 2022 and 2021, respectively. For the years ended December 31, 2023, 2022 and 2021, our effective tax rate was 21.7%, 13.2% and 28.1%, respectively.

As of December 31, 2023, the Company had federal net operating losses of $149.2 million which are limited under Section 382 of the Internal Revenue Code (“IRS”). Of the federal net operating losses, $75.5 million are set to begin expiring in 2030 if unused and $73.4 million are available to be carried forward indefinitely. The Company also had $66 million of foreign net operating losses generally expiring within 10 or 20 years from the year of generation and $51.6 million in state net operating loss carryforwards beginning to expire in 2025.

	Year Ended December 31,
(in thousands)	2023	2022
Deferred income tax assets:
Impairment and excess amortization of intangible assets	$4,768	$7,567
Uniform capitalization of inventory	4,283	3,092
Inventory reserves	4,796	7,684
Net operating loss carryforward	49,208	37,322
Lease liability	7,733	4,457
Other	5,774	3,985

Total deferred income tax assets	76,562	64,107

Valuation Allowance	(46,886)	(46,466)

Total Deferred Tax Assets (Net)	29,676	17,641
Deferred tax liability:
Property and equipment	(4,607)	(4,616)
Withholding tax	(726)	(1,520)
GAAP to STAT Deferred	(2,903)	—
Right of use asset	(7,423)	(4,794)

Total deferred tax liabilities	(15,659)	(10,930)

Net deferred income tax asset (liability)	$14,017	$6,711

As of each reporting date, the Company considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. As of December 31, 2023, it was determined that there is sufficient positive evidence to conclude that it is more likely than not that $14.1 million of deferred taxes are realizable. The valuation allowance was $46.9 million and $46.5 million at December 31, 2023 and December 31, 2022 respectively. The change in valuation allowance of $0.4 million included $1.9 million related to the state provision. As of December 31, 2023, the 2022, 2021, and 2020 federal income tax returns remain open for examination. The foreign and state statute of limitations vary per jurisdiction but are generally open after 2019.

The Company has not recorded any uncertain tax position. The Inflation Reduction Act (“IRA”) was signed into law in August 2022. The Company has evaluated the provisions of the IRA and does not expect any material impact to its consolidated provision for income taxes.

NOTE 13. EARNINGS PER SHARE

Basic earnings per share of Common Stock is calculated by dividing the net income attributable to the Company during the period by the weighted average number of shares of Common Stock outstanding during the same period. Diluted earnings per share, if dilutive, includes the incremental effect of issuable shares from stock awards, as determined using the treasury stock method.

The following table summarizes the basic and diluted earnings per share calculations:

	Year Ended December 31,
	2023	2022	2021
Numerator:
Net income (in thousands)	$73,926	$63,278	$9,853
Denominator:
Basic weighted average number of shares outstanding	15,368,503	15,175,591	14,589,591
Dilutive effect of equity awards	700,568	448,537	—

Diluted weighted average number of shares	16,069,071	15,624,128	14,589,591

Income per share:
Basic	$4.81	$4.17	$0.68

Diluted	$4.60	$4.05	$0.68

Potentially dilutive shares excluded as anti-dilutive	716,069	814,459	1,221,596

NOTE 14. STOCK BASED COMPENSATION

Equity Incentive Plan

We maintain a single equity incentive plan, the 2016 Equity Incentive Plan (the “2016 Plan”), for the benefit of our employees, directors and other service providers. The following is a summary of certain features of the 2016 Plan.

2016 Plan. The 2016 Plan provides for awards of stock options, restricted stock awards, bonus stock, and other awards. Awards under the 2016 Plan may be granted to any employee, non-employee director, consultant, or other personal service provider to the Company or any of our subsidiaries. The 2016 Plan is administered by a plan administrator, which is our Board of Directors. The 2016 Plan was established with the authorization for grants of up to 819,302 shares of authorized but unissued shares of Common Stock. The 2016 Plan has been amended in 2018, 2019, 2020, and 2023 to increase the number of shares available under the 2016 Plan. As of December 31, 2023, the number of shares authorized under the plan is 2,000,000. The total number of shares available for future issuance under the 2016 Plan is 583,363 shares as of December 31, 2023. The awards typically vest for both employees and non-employees over a three or four-year service period. The Company recognizes share-based compensation expense on a straight-line basis over the requisite service period for awards expected to ultimately vest for both employee and non-employee awards. New shares of common stock will be issued for employee stock option exercises.

The total amount of stock-based compensation expense recorded was $2.0 million, $0.9 million, and $0.7 million for the years ended December 31, 2023, 2022, and 2021 respectively. Total stock based compensation for all types of awards is as follows:

	Year Ended December 31,
	2023	2022	2021
Restricted stock units	1,205	—	—
Stock options	757	907	703

Total stock based compensation expense	1,962	907	703

Restricted Stock and Restricted Stock Units

The Company may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider (as defined in the 2016 Plan), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (as defined in the 2016 Plan) (or to require forfeiture of such shares if issued at no cost) in the event that conditions specified by the Administrator (as defined in the 2016 Plan) in the applicable Award Agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Administrator for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units (as defined in the 2016 Plan), which may be subject to vesting and forfeiture conditions during applicable restriction period or periods, as set forth in an applicable Award Agreement.

During the twelve months ended December 31, 2023, we granted 156,609 equity-classified restricted stock units (“RSUs”), with a weighted average grant date fair value of $31.17. For the twelve months ended December 31, 2022 and 2021, no RSUs were granted. When the RSUs are originally granted to employees or non-employee directors, they are valued at fair value on the date of grant. The Company recognizes share-based compensation expense on a straight-line basis over the requisite service period for awards expected to ultimately vest for both employee and non-employee awards. No RSUs vested during the twelve months ended December 31, 2023 and no bonus stock or other stock awards were issued or outstanding for the periods ended December, 2023, 2022, or 2021, respectively. Activity related to our restricted stock units is as follows:

	Number of Restricted Stock Units	Weighted- Average Grant Date Fair Value per Stock Unit
Restricted stock, December 31, 2022	—	—
Granted	156,609	31.17
Vested	—	—
Forfeited	—	—

Restricted stock, December 31, 2023	$156,609	31.17

The grant date fair value of the non-vested restricted stock units granted during the years ended December 31, 2023 was $4.9 million. As of December 31, 2023, we expect $3.7 million of unrecognized compensation cost related to our restricted stock unit grants to be recognized over the weighted–average period of 3.0 years.

Stock Options

Stock options granted under the 2016 Plan generally vest annually in equal increments over four years and have a ten-year term.

Determining fair market value. We estimated the fair value of each option grant using the Black-Scholes option-pricing model. The Black-Scholes option pricing model requires estimates of key assumptions based on both historical information and management judgment regarding market factors and trends. Determining the appropriate fair value model and calculating the fair value of options requires the input of highly subjective assumptions, including the expected volatility of the price of our stock, the risk-free rate, the expected term of the options and the expected dividend yield of our Common Stock. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our share-based compensation expense could be materially different in the future.

•	Expected volatility: 60%—We estimated our expected volatility by using the historical volatilities of our peer group of public companies.

•

Risk-free interest rate: The risk-free interest rates for options granted are based on the constant maturity Treasury bond rates whose term is consistent with the expected life of an option from the date of grant.

•	Expected term: 4 Years—We based our expected term for awards issued to employees on the vesting period for the option.

•	Expected dividend yield: 0%—We do not anticipate paying cash dividends on our shares of Common Stock; therefore, the expected dividend yield is assumed to be zero.

•

Weighted average estimated fair value per award: Using the Black-Scholes option-pricing model the estimated fair value for the awards granted in 2023, 2022 and 2021 were $11.97, $10.17 and $6.68, respectively.

During the years ended December 31, 2023, 2022, and 2021 a total of 415,000, 60,500, and 321,950 options were granted with a weighted average grant date fair value of $5.0 million, $0.6 million, and $2.2 million, respectively. For the year ended December 31, 2023 a total of 417,968 options were forfeited with a weighted average grant date fair value of $5.0 million.

During the year ended December 31, 2023 a total of 102,056 options vested during the year with a fair market value of $0.8 million, or $8.04 per stock option. During the year ended December 31, 2022 a total of 146,975 options vested during the year with a fair market value of $1.3 million, or $9.07 per stock option. During the year ended December 31, 2021 a total of 73,250 options vested during the year with a fair value of $1.3 million, or $18.27 per stock option. As of December 31, 2023, the Company expects to record stock option compensation expense of $1.3 million over the remaining vesting term of 3.0 years. Compensation expense is recognized on a straight-line basis over the service period, future grants will result in additional compensation expense.

The following table summarizes stock option activity during the year ended December 31, 2023, 2022 and 2021:

	2023		2022		2021
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
	(In thousands, except exercise price amounts)
Outstanding, beginning of year	1,262,996	$16.48	1,221,596	$16.33	982,228	$14.09
Granted	415,000	30.92	60,500	31.17	321,950	21.00
Exercised	—	—	—	—	—	—
Forfeited	(417,968)	30.84	(19,100)	23.66	(82,582)	15.77
Expired	—	—	—	—	—	—
Outstanding, end of year(1)	1,260,028	16.41	1,262,996	16.48	1,221,596	16.33

Expected to vest	148,619	23.27	254,719	23.09	356,599	21.48

Exercisable, end of year(2)	1,111,409	15.50	1,008,277	14.73	864,997	13.52

(1) As of December 31, 2023, options outstanding had a weighted average remaining contractual life of 4.7 years and aggregate intrinsic value of $18.6 million.

(2) As of December 31, 2023, options exercisable had a weighted average remaining contractual life of 4.3 years and aggregate intrinsic value of $17.4 million.

Other Stock Based Awards

Other Stock-Based Awards (as defined in the 2016 Plan) may be granted to Participants, including, without limitation, Awards entitling Participants to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the 2016 Plan, as stand-alone payments and/or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock, cash or other property, as the Administrator shall determine. Subject to the provisions of the 2016 Plan, the Administrator shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. For the years ended December 31, 2023, 2022 and 2021, there were no other stock based awards issued, and no other stock based awards outstanding as of December 31, 2023, 2022 and 2021.

NOTE 15. RELATED PARTY TRANSACTIONS

Related parties include key management personnel having authority and responsibility for planning, directing, and monitoring the activities of the Company directly or indirectly and their close family members. In the normal course of business, the Company from time to time receives services from, or sells products to, related parties, in transactions that are either not material or are approved in accordance with our Related Party Transaction Approval Policy.

The Company makes regular purchases from vendors that are related parties. The purchases are carried out in the normal course of business. The total of such purchases were $1.7 million, $0.6 million and $0.6 million for the years ended December 31, 2023, 2022 and 2021, respectively. In October 2023, we added a new member to our Board of Directors who is an executive of Pioneer Natural Resources, Inc. (“Pioneer”), which is an established customer of Innovex. Total revenue earned from Pioneer for the year ended December 31, 2023 was $9.1 million, and the outstanding accounts receivable, net due from Pioneer as of December 31, 2023 was $1.5 million.

NOTE 16. COMMITMENTS AND CONTINGENCIES

Purchase Commitments

On July 1, 2022, the Company entered into a supply agreement (the “Supply Agreement”) with SCF Machining Corporation (“SCF”), a manufacturing company in Vietnam. Under the Supply Agreement, subject to certain terms and conditions, the Company agreed to a minimum annual purchase commitment of $10 million USD for the manufacturing and machining of oilfield parts for three years starting on the date of first purchase, which was in January of 2023. The Company’s total remaining purchase commitment under the Supply Agreement until January 2026 is approximately $21.2 million.

Litigation

The Company is party to various legal proceedings from time to time. A liability is accrued when a loss is both probable and can be reasonably estimated. Management believes that the probability of a material loss with respect to any currently pending legal proceeding is remote. As such, the Company did not record a reserve for litigation as of December 31, 2023, 2022 or 2021, respectively.

NOTE 17. SUBSEQUENT EVENTS

On March 18, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dril-Quip, Inc., a Delaware corporation (“Dril-Quip”), Ironman Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Dril-Quip, and DQ Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Dril-Quip, Upon consummation of the transactions contemplated by the Merger Agreement, we expect current Dril-Quip shareholders will own approximately 52% of the Combined Company (as defined below) and current shareholders of the Company will own approximately 48% of the Combined Company. Following the transactions, the name of the surviving entity will be changed to Innovex International, Inc. (the “Combined Company”), and its common stock will remain listed on the New York Stock Exchange.

The transaction has been approved by the boards of directors of Innovex and Dril-Quip and is expected to close in the third quarter of 2024. The closing of the transaction is subject to closing conditions including, among others, regulatory approval and approval by Dril-Quip’s stockholders.

Subsequent events have been updated through April 2, 2024, the date on which these Consolidated Financial Statements were available to be issued.